Exhibit 10.3

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (this “Agreement”) is made by and between The Pep Boys-Manny, Moe & Jack, a Pennsylvania corporation (the “Company”), and                                            (the “Officer”), on this      day of                      (the “Effective Date”).

WHEREAS, in exchange for new employment by the Company and the compensation attendant thereto and the severance benefit provided herein, the Officer is willing to provide the Company with the covenant against competition contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and incorporating the foregoing recitals, the parties agree as follows:

1.                                      Severance Benefit.

a.                                       If the Officer’s employment shall be terminated by the Company without Cause (as defined below) and the Officer executes, and does not revoke, the Company’s then current standard separation and release agreement (the “Release”), the Company shall pay to the Officer a lump sum cash payment equal in value to the Officer’s annual base salary, as in effect immediately prior to the Officer’s termination date, (the “Severance Benefit”); provided, however, that the Severance Benefit shall not be payable if the Officer’s employment shall be terminated during such Officer’s Employment Period (as defined in that certain Change of Control Agreement, dated as of the date hereof, between the Company and the Officer (the “Change of Control Agreement”)).  During the Employment Period, the Change of Control Agreement shall supercede this Agreement in its entirety.  Unless the payment is required to be delayed pursuant to Section 4b below, such Severance Benefit shall be paid to the Officer within sixty (60) days following the Officer’s termination date, provided that the Officer executes the Release during the sixty (60) day period and the revocation period for the Release has expired without revocation by Executive.

b.                                       For the purposes of this Agreement, “Cause” shall mean (i) the continued failure of the Officer to perform substantially his duties with the Company (other than any such failure resulting from the Officer’s incapacity due to physical or mental illness), (ii) any act by the Officer of illegality, dishonesty or fraud in connection with the Officer’s employment, (iii) the willful engaging by the Officer in gross misconduct which is demonstrably and materially injurious to the Company or its affiliates, (iv) the Officer’s conviction of or pleading guilty or no contest to a felony, or (v) a violation of Section 2 hereof.

2.                                      Covenant Against Competition.

a.                                       The Officer shall not, during his employment with the Company and for one year thereafter, directly or indirectly, induce or attempt to influence any employee of the Company to terminate his employment with the Company or hire or solicit for hire on behalf of another employer any person then employed or who had been employed by the Company during the immediately preceding six months.

b.                                       The Officer shall not, during his employment with the Company and for one year thereafter, unless the Officer is terminated by the Company without Cause, directly or indirectly, engage in (as a principal, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business operating within the United States of America, if (i) such business’ primary business is the retail and/or commercial sale of automotive parts, accessories, tires and/or automotive repair/maintenance services including, without limitation, the entities (including their franchisees and affiliates) listed on Schedule 2(b)(i) hereto, or (ii) such business is a general retailer which generates revenues from the retail and/or commercial sale of automotive parts, accessories, tires and/or automotive repair/maintenance services in an aggregate amount in excess of $1 billion, including, without limitation, the entities (including their franchisees and affiliates) listed on Schedule 2(b)(ii) hereto.  However, nothing contained in this Section 2b shall prevent the Officer from holding for investment up to two percent (2%) of any class of equity securities of a company whose securities are traded on a national or foreign securities exchange.

c.                                       Officer acknowledges that the restrictions contained in this Section 2, in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injuries to the Company, and the Officer therefore acknowledges that, in the event of his violation of any of these restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief (without the posting of any bond) as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such a violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

d.                                       If the Officer violates any of the restrictions contained in this Section 2, the restrictive period shall be extended from the time of the commencement of any such violation until such time as such violation shall be cured by the Officer to the satisfaction of the Company.

e.                                       The invalidity or unenforceability of any provision or provisions of this Section 2 shall not affect the validity or enforceability of any other provision or provisions of this Section 2, which shall remain in full force and effect.  If any provision of this Section 2 is held to be invalid, void or unenforceable in any jurisdiction, any court or arbitrator so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of this Agreement and shall correspondingly modify the Company’s obligations under Section 1.  If any of the provisions of, or covenants contained in, this Section 2 are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction.  Any such holding shall affect such provision of this Section 2, solely as to that jurisdiction, without rendering that or any other provisions of this Section 2 invalid, illegal, or unenforceable in any other jurisdiction.  If any covenant contained in this Section 2 should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable and a corresponding reduction in the scope of the Company’s obligations under Section 1 shall also be made.

3.                                      Miscellaneous.

a.                                       This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

b.                                       This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflict of laws.  The parties hereto agree that exclusive jurisdiction of any dispute regarding this Agreement shall be the state or federal courts located in Philadelphia, Pennsylvania.  EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY PROCEEDING OVER ANY DISPUTE ARISING UNDER THIS AGREEMENT.

c.                                       This Agreement, together with the Change of Control Agreement, constitutes the entire agreement among the parties pertaining to the subject matter hereto, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including the Original Agreement.

4.                                      Section 409A of the Internal Revenue Code.

a.                                       Interpretation.  This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code.  Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code, to the extent applicable, and, if necessary, any such provision shall be deemed amended to comply with section 409A of the Code and regulations thereunder.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code.  In no event may the Officer, directly or indirectly, designate the calendar year of payment.

b.                                       Payment Delay.  To the maximum extent permitted under section 409A of the Code, the cash severance payment payable under this Agreement is intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4); provided, however, any amount payable to the Officer during the six (6) month period following the Officer’s termination date that does not qualify within such exception and is deemed as deferred compensation subject to the requirements of section 409A of the Code, then such amount shall hereinafter be referred to as the “Excess Amount.”  If at the time of the Officer’s termination of employment, the Company’s (or any entity required to be aggregated with the Company under section 409A of the Code) stock is publicly-traded on an established securities market or otherwise and the Officer is a “specified employee” (as defined in section 409A of the Code and determined in the sole discretion of the Company (or any successor thereto) in accordance with the Company’s (or any successor thereto) “specified employee” determination policy), then the Company shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six (6) month period following the Officer’s termination date with the Company (or any successor thereto) for six (6) months following the Officer’s termination date with the Company (or any successor thereto).  The delayed Excess Amount shall be paid in a lump sum to the Officer within ten (10) days following the date that is six (6) months following the Officer’s termination date with the Company (or any successor thereto).  If the Officer dies during such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of section 409A of the Code, such Excess Amount shall be paid to the personal representative of the Officer’s estate within sixty (60) days after the Officer’s death.

IN WITNESS WHEREOF, the Officer has hereunto set his hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the Effective Date.

THE PEP BOYS — MANNY, MOE & JACK

By:

OFFICER

Name:

Schedule 2(b)(i)

Advance, AutoZone, Discount Tire, Firestone, Goodyear, Jiffy Lube, Just Tires, Les Schwab, Midas, Mieneke, Monro, NAPA, O’Reilly, TBC Corp., Tires Plus

Schedule 2(b)(ii)

BJ’s Wholesale, Costco, Price Club, Sam’s Club, Sears/Kmart, Target, Wal-Mart